Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 06/03/2024
CERTIFICATE OF TRUST	FILED 10:00 AM 06/03/2024
OF	SR 20242743242 - File Number 3821093
JURA PENTIUM TRUST 1

This Certificate of Trust of Jura Pentium Trust 1 (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Jura Pentium Trust 1.

2.	Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(l) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President